Exhibit 99.1

For Immediate Release:                               Company Contact:
---------------------                                ---------------
April 27, 2004                                       Nancy C. Broadbent
                                                     Chief Financial Officer
                                                     (215) 579-7388

                                                     Investor Relations:
                                                     ------------------
                                                     Lisa M. Wilson
                                                     In-Site Communications
                                                     (212) 759-3929


        CollaGenex Pharmaceuticals Reports Revenues and Earnings for the
        ----------------------------------------------------------------
                             First Quarter of 2004
                             ---------------------

               Net Loss Allocable to Common Stockholders of $0.03
         per Share Reflects $0.14 per Share One-time Charge Relating to
                               Mutual Settlement


Newtown, PA, April 27, 2004 - CollaGenex Pharmaceuticals, Inc. (Nasdaq: CGPI) today reported financial results for the first quarter ended March 31, 2004. Total revenues increased 10% to $13.4 million compared to $12.2 million in the first quarter of 2003. Net product sales were $13.3 million in the first quarter of 2004, a 17% increase over net product sales of $11.4 million recorded in the first quarter of 2003.

     During the first quarter of 2004, the Company reported a net loss of $34,000 compared to net income of $1.2 million during the first quarter of 2003. Net loss allocable to common stockholders for the first quarter of 2004 was $434,000, or $0.03 per basic and diluted share, compared to net income of $828,000, or $0.07 per basic and diluted share, in the first quarter of 2003. The net loss in the first quarter of 2004 included a charge of $2.0 million, or $0.14 per basic and diluted share, for a one-time payment to URL/Mutual Pharmaceuticals Company, Inc. ("Mutual") in connection with the settlement of all outstanding litigation between Mutual and CollaGenex announced on April 8, 2004. CollaGenex is entitled to deduct costs incurred in defense of its patents, including this payment, from current and future royalties due to the State University of New York on sales of Periostat(R).

     "Our first quarter 2004 net product sales and earnings before the one-time Mutual settlement charge were significantly higher than the first quarter of 2003," said Colin W. Stewart, president and chief executive officer of CollaGenex. "The most significant development in the quarter was the successful resolution of the outstanding litigation between CollaGenex and Mutual Pharmaceuticals. This agreement removes the risk of a possible adverse outcome and allows us to move forward and execute our strategic plan in both the dental and dermatology sectors of our business. In addition, we can now move forward aggressively to invest in our R&D portfolio and the long term growth of our company."

     During the first quarter of 2004, the Company announced the positive results of a 134-patient Phase III clinical trial that evaluated the efficacy of Periostat to treat rosacea, a disease characterized by inflammatory lesions and erythema (skin redness) affecting the nose, cheeks and forehead. The clinically and statistically significant results showed that the patients who had been administered Periostat during the 16-week course of the trial improved markedly better than the patients on placebo. The data and information generated from this trial form the basis for designing two Phase III trials to evaluate Periostat MR in the treatment of rosacea. These studies are expected to begin during the second quarter of 2004.

     CollaGenex recently initiated patient screening and enrollment of a Phase III clinical study to evaluate the efficacy of Periostat MR for the treatment of adult periodontitis. The periodontitis study will enroll more than 200 patients and provides for nine months of dosing with either Periostat MR or placebo and will analyze the changes in clinical attachment level and periodontal pocket depth. The initiation of this study is an important milestone in CollaGenex's efforts to improve patient compliance with its once-daily formulation and extend the patent life of Periostat.

     CollaGenex also recently announced the realignment of its sales force into two dedicated units, one focused on dentistry and the other on dermatology. Prior to the reorganization, virtually all of CollaGenex's 115-person pharmaceutical sales force called on both dentists and dermatologists to market the Company's products. After the restructuring, CollaGenex will be covering virtually the same number of doctors with a 56-person dental sales force calling on a highly targeted group of 10,000 high prescribing dentists and a 33-person dermatology sales force calling on the 5,600 dermatologists who are the highest prescribers of acne, rosacea and dermatitis products.

     "The realignment of our sales organization into dedicated dental and dermatology sales forces will focus our representatives' time on the top decile prescribers in each therapeutic area. This should increase our yield on each call and maintain sales growth with fewer representatives. It will also significantly reduce our selling, general and administrative cost base," commented Nancy C. Broadbent, CollaGenex's chief financial officer. "The savings from this reorganization, coupled with lower expected legal expenses following our settlement with Mutual, will reduce our 2004 selling, general and administrative expenses, excluding the one-time charge for the Mutual settlement, to approximately $30 million compared to $33.7 million during 2003."

     "We believe that our sales force realignment will also facilitate the addition of in-licensed and/or co-promoted products," continued Ms. Broadbent. "Our co-promotion agreements with Merck, Novartis and Sirius Laboratories expired in accordance with their terms or were mutually terminated at the end of 2003, which accounts for the drop in contract revenues from the first quarter of 2003 to the first quarter of 2004. We are in discussions with several potential marketing partners to add new products to our portfolio, and our formation of dedicated dental and dermatology sales forces has been viewed very positively by these potential partners."

     CollaGenex continued its commitment to research and development in the first quarter of 2004. "We invested in our pipeline by increasing our R&D spending compared to the first quarter of 2003 by about $366,000, or more than 35%, primarily to fund the clinical development of Periostat MR and the development of products based on our Restoraderm(R) technology platform. This is consistent with our stated plans to increase our investment in the development of our proprietary product pipeline. We anticipate our total R&D investment during 2004 to be in the range of $8.5 to $9.0 million compared to $5.5 million in 2003," continued Ms. Broadbent.

     As previously announced, the License and Supply Agreement with Mutual provides for the shipment during the second quarter of 2004 of an initial stocking order, including a one-time promotional allowance. CollaGenex expects this to affect its quarterly sales patterns and profitability during 2004. Thereafter, the Company anticipates that reported sales will be primarily driven by end-user demand.

Conference Call

     As previously announced, CollaGenex will hold a conference call on Tuesday, April 27, 2004, at 11:00 a.m. Eastern Daylight Time to discuss the Company's first quarter 2004 operating and financial results. Investors and other interested parties can access the conference call by dialing 800-273-1254 in the U.S. or (706) 679-8592 internationally, or via a live Internet broadcast on the Company's website at www.collagenex.com.

     For those who cannot listen to the live broadcast, a replay will be available shortly after the call at the aforementioned URL for 90 days. Additionally, a recording of the call will be available by telephone until 11:59 p.m. on May 11, 2004 by dialing 800-642-1687, (706) 645-9291 internationally and entering access code 6829241.


                             Financial Tables Follow

                             Summary Financial Data
                      Consolidated Statement of Operations:
                                   (Unaudited)
                      (In thousands, except share amounts)


                                               Three Months Ended March 31,
                                               ---------------------------
                                                 2004                 2003
                                                 ----                 ----

Revenues:
         Net product sales                   $  13,328            $  11,370
         Contract revenues                          60                  550
         License revenues                           18                  237
                                                ------               ------
                  Total revenues                13,406               12,157

Operating Expenses:
         Cost of product sales                   2,001                1,914
         Research and development                1,389                1,023
         SG&A, Other                             8,119                8,017
         SG&A, Legal Settlement                  2,000                    -
                                                ------               ------
                  Total operating expenses      13,509               10,954

Other Income (Expense):
         Interest income                            72                   31
         Other expense                              (3)                  (6)
                                                 -----                -----
Net income (loss)                                  (34)               1,228
         Preferred stock dividend                  400                  400
                                                 -----                -----
Net income (loss) allocable to
common stockholders                          $    (434)           $     828
                                                ======                =====

Net income (loss) per basic share
allocable to common stockholders             $   (0.03)           $    0.07
                                                ======                =====

Weighted average shares used in
computing net income (loss) per
basic share allocable to
common stockholders                         13,970,730           11,394,226
                                            ==========           ==========

Net income (loss) per diluted
share allocable to common stockholders       $   (0.03)           $    0.07
                                                ======                =====

Weighted average shares used in
computing net income (loss) per
diluted share allocable to
common stockholders                         13,970,730           12,181,045
                                            ==========           ==========

Consolidated Selected                         March 31,           December 31,
---------------------                         ---------           ------------
Balance Sheet Data:                             2004                 2003
------------------                              ----                 ----


Cash and cash equivalents                   $   31,168          $    32,670
Total current assets                            41,804               41,033
Total assets                                    43,976               43,305

Total current liabilities                        8,936                9,023
Long-term liabilities                              318                  326
                                                ------               ------
         Total liabilities                       9,254                9,349

Total stockholders' equity                      34,722               33,956


     CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on providing innovative medical therapies to the dental and dermatology markets. Currently, the Company's professional dental pharmaceutical sales force markets Periostat, which is indicated as an adjunct to scaling and root planing for the treatment of adult periodontitis. Periostat is the first and only pharmaceutical to treat periodontal disease by inhibiting the enzymes that destroy periodontal support tissues, and by enhancing bone protein synthesis. The dental sales force also promotes Atridox(R), Atrisorb FreeFlow(R) and Atrisorb-D FreeFlow(R), Atrix Laboratories, Inc.'s products for the treatment of adult periodontitis, to the dental market. The Company's professional dermatology sales force markets Pandel(R), a prescription topical corticosteriod licensed from Altana, Inc.

     Research has shown that certain unique properties of the tetracyclines discovered during the development of Periostat(R) may be applicable to other diseases involving inflammation and/or destruction of the body's connective tissues, including acne, rosacea, meibomianitis and cancer metastases, among others. CollaGenex is further evaluating Periostat(R), as well as the new IMPACS(R) compounds, to assess whether they are safe and effective in these applications. In addition, CollaGenex has licensed the Restoraderm(R)
technology, a unique, proprietary dermal drug delivery system, in order to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

     To receive additional information on the Company, please visit our Web site at www.collagenex.com, which does not form part of this press release.

     This press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Investors are cautioned that forward-looking statements involve risks and uncertainties, which may affect the Company's business and prospects. The Company's business of selling, marketing and developing pharmaceutical products is subject to a number of significant risks, including risks relating to the implementation of the Company's sales and marketing plans for Periostat and other products that we market, risks associated with enforcement of our intellectual property rights, risks inherent in research and development activities, risks associated with conducting business in a highly regulated environment and uncertainty relating to clinical trials of products under development, all as discussed in the Company's periodic filings with the U.S. Securities and Exchange Commission.


Periostat(R),   IMPACS(R),   Metastat(R)  and   Restoraderm(R)   are  registered
trademarks of CollaGenex Pharmaceuticals, Inc.

All other trade names, trademarks or service marks are the property of their respective owners and are not the property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.

Pandel(R) is a trademark of Taisho Pharmaceuticals.

Atridox(R), Atrisorb(R) and Atrisorb-D(R) are registered trademarks of Atrix Laboratories, Inc.


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